EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October _____, 2006 by and between Securus Technologies, Inc., a Delaware corporation (the “Corporation”), and Richard Falcone (the “Executive”).

RECITALS

WHEREAS, the Executive and the Corporation, entered into an employment contract effective September 9, 2004 (the “Former Contract”) pursuant to which the Executive was entitled to certain compensation and benefits;

WHEREAS, the execution and delivery of this Agreement, will supersede and replace the Former Contract;

WHEREAS, the Corporation desires to employ the Executive in the capacity, hereinafter stated (referred to in Section 1 below), and the Executive desires to become employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein; and

WHEREAS, the Executive and the Corporation each acknowledge and agree that the terms and conditions of employment set forth below are reasonable and necessary in order to protect the legitimate business interests of the Corporation and to compensate the Executive for information, knowledge and experience brought to or gained from the Corporation.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.            EMPLOYMENT / NOMINATION. Effective immediately the Corporation hereby agrees to employ the Executive as its Chairman and Chief Executive Officer, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. So long as the Executive continues to be employed by the Corporation, the Corporation agrees to cause the Executive to be nominated for election as a member of the Board of Directors (the “Board”) of the Corporation.

2.            EMPLOYMENT PERIOD. The period of employment of the Executive by the Corporation hereunder (the “Employment Period”) shall commence on the signing of this Agreement, and the Employment Period shall terminate on the earlier of (i) January 5, 2009 (the “Termination Date”) or (ii) the date Executive’s employment hereunder is earlier terminated in accordance with Section 5 of this Agreement.

3.            POSITION AND DUTIES. The Executive shall devote his full time, attention, skills and energies during the Employment Period exclusively to the business of the Corporation, performing such specific functions on behalf of the Corporation that are generally incident to and consistent with the Executive’s position as the Board may direct. The Executive shall hold the position of President and Chief Executive Officer of the Corporation and shall report directly to the Board and have all powers and duties which are associated with such position in the industries in which the Corporation is engaged. The Executive shall not, without prior written consent from the Board (which consent shall not be unreasonably withheld):

(a)          serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation and/or its subsidiaries (other than civic, charitable, or other public service organizations); or

(b)          have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

Nothing herein shall preclude the Executive from performing charity work and managing his own personal investments and affairs so long as such activities do not interfere with the performance of the Executive’s duties hereunder.

4.	COMPENSATION AND RELATED MATTERS.

(a)          BASE SALARY. During the Employment Period, the Corporation shall pay the Executive a base salary at the rate specified in Exhibit A (the “Base Salary”), which Base Salary shall be paid in equal installments in accordance with the Corporation’s payroll policy, subject to Section 5 below.

(b)          BONUS. During the Employment Period, the Executive shall receive the bonuses as specified in Exhibit A.

(c)          RESTRICTED SHARES. The Executive shall be awarded additional restricted shares of the Corporation’s Class B Common Stock, no par value, per share (the “Class B Stock”), of the Corporation as specified in Exhibit A.

(d)          OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Corporation. The Executive shall also be entitled to five (5) weeks paid vacation and other paid absences during the Employment Period in accordance with policies applicable generally to salaried employees of the Corporation. The Executive shall be reimbursed for reasonable expenses incurred in connection with the business of the Corporation and the performance of his duties hereunder in accordance with the policies established by the Corporation for reimbursement of such expenses, provided that (i) such expenses constitute valid business expenses that are deductible from the Corporation’s taxable income under the Internal Revenue Code and (ii) such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Board. In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as are consistent with the Corporation’s policies.

(e)          AUTOMOBILE. The Executive shall be entitled to $850 per month for an automobile.

5.	TERMINATION.

(a)          TERMINATION FOR CAUSE. Prior to the end of the Employment Period, the Corporation may terminate the Executive’s employment under this Agreement for “Cause.” For purposes of this Agreement, the Corporation shall have Cause to terminate the Executive’s employment hereunder in the event: (i) the Executive becomes habitually addicted to alcohol or illegal drugs and such addiction materially and adversely affects (A) the performance of the Executive’s obligations under this Agreement or (B) the Corporation; (ii) the Executive discloses confidential information in violation of paragraph 6(a) and such disclosure has a material adverse effect on the Corporation: (iii) the Executive engages in competition in violation of paragraph 6(d) or 6(e); (iv) the Executive has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to the Corporation, or any act of fraud that adversely affects the business of or relates to the Corporation; (v) the Executive is convicted of a felony at any time hereafter, which is reasonably likely to either (A) have an adverse effect on the Corporation or its business or (B) result in the incarceration of the Executive; (vi) the Executive has failed to comply with any material directive of the Board related to his employment duties promptly following notice to the Executive of such failure; (vii) the Executive has willfully and continually failed to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s death or health), and such failure continues for more than 10 days after written notice thereof to the Executive; or (viii) the Executive has been convicted of any criminal act of egregious misconduct involving serious moral turpitude to the extent that the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives. The Executive will be furnished an opportunity upon reasonable notice to state his case to the Board with counsel prior to any termination for “Cause.” If the Executive’s employment is terminated by the Corporation for Cause, the Corporation shall pay the Executive any Base Salary accrued or owing to the Executive hereunder through the date of termination and shall reimburse the Executive for any expenses incurred prior to the date of termination and otherwise reimbursable pursuant to Section 4(e), less any amounts owed by the Executive to the Corporation, and the Corporation shall have no further liability or obligation to the Executive hereunder. Any amount due under this Section 5(a) shall be paid in a lump sum within 30 days after the end of the Employment Period; provided, however, that if the Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), no Severance Payment will be made before the date that is six (6) months after the payment date provided in the previous clause.

(b)          TERMINATION WITHOUT CAUSE. Prior to the end of the Employment Period; (i) the Corporation may terminate the Executive’s employment under this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause); or (ii) the Executive may terminate his employment under this Agreement due to Constructive Discharge (as defined below) so long as the Executive gives notice of such Constructive Discharge within sixty (60) days of the occurrence thereof and such Constructive Discharge remains uncured by the Corporation thirty (30) days after the Corporation’s receipt of such notice; provided that if the Corporation has not cured a breach of this Agreement within the thirty (30) day period referenced in clause (iii) of the definition of Constructive Discharge set forth below this sentence will not be deemed to grant the Corporation an additional thirty (30) days cure period with respect to such breach. If the Executive’s employment is terminated pursuant to this Section 5(b) prior to the expiration of the Employment Period, the Corporation shall pay to the Executive an amount equal to (A) the lesser of (1) two-times the Executive’s annual Base Salary or (2) the amount of remaining Base Salary that would have been payable to the Executive from the date of such termination of employment through the Termination Date (as defined in Section 2), plus (B) the benefits set forth in Section 4(d) which were paid to the Executive in the year prior to the year in which his employment was terminated, plus (C) a pro-rated bonus for the year in which Executive was terminated (based on the number of months the Executive was employed by the Corporation in such year), if the bonus target for such year was being achieved on the date of termination (on a pro rata basis, based on the number of months the Executive was employed by the Corporation in such year) (collectively, the “Severance Payment”); provided that the Severance Payment shall be conditioned upon the Executive’s voluntary execution of a commercially reasonable, written release (to be drafted and provided by the Corporation) of any and all employment-related claims, including without limitation any claims related thereto for lost wages or benefits, wrongful termination claims of any kind, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other related form of damages or relief the Executive may assert against the Corporation; provided, however, such release will not release (i) any obligation of the Corporation to fund the Severance Payment, (ii) any obligations of the Corporation pursuant to Section 10 of this Agreement, (iii) any obligations of the Corporation pursuant to the Restricted Stock Purchase Agreement dated the date hereof, (iv) any obligations of the Corporation pursuant to the indemnification agreement contemplated by Section 10 or (v) any obligations of the Corporation to indemnify the Executive pursuant to applicable law, the Certificate of Incorporation of the Corporation or the Bylaws of the Corporation. The Corporation shall pay fifty percent (50%) of the Severance Payment in one payment within thirty (30) days after the end of the Employment Period provided that such release has been in full force and effect for at least ten (10) days, and pay the remaining portion of the Severance Payment in equal monthly installments on the 15th day of each month during the Post-Employment Non-Competition Period (defined below); provided, however, that if the Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), no Severance Payment will be made before the date that is six (6) months after the payment date provided in the previous clause. If the Corporation terminates the employment of the Executive because he has become disabled such that he is unable to perform the essential functions of his job with reasonable accommodation for a period of not less than fifteen (15) consecutive weeks, any such termination shall be deemed to be a termination without Cause pursuant to this Agreement. Similarly, the Executive’s employment shall terminate upon his death, and shall be deemed a termination by the Corporation without Cause, with payments of the Severance Payment hereunder to be made to the Executive’s estate. For purposes of this Section 5(b), the term “Constructive Discharge” means:

(i)           a material adverse reduction in the Executive’s job function, authority, duties or responsibilities, or a similar change in the Executive’s reporting relationships;

(ii)          a required relocation of Executive of more than thirty-five (35) miles from the Executive’s current job location;

(iii)         any breach of any of the terms of this Agreement by the Corporation which is not cured within thirty (30) days following written notice thereof by the Executive to the Corporation; or

(iv)         during the Employment Period, any failure to nominate and/or elect the Executive as a member of the Board and/or any removal of the Executive as a member of the Board (other than for cause).

(c) TERMINATION AS A RESULT OF CHANGE OF CONTROL. This contract will also terminate if a change of control occurs.

6.            CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS, DEVELOPMENTS AND NON-COMPETITION, RELEASE.

(a)          CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation and its subsidiaries all trade secrets, confidential information, proprietary information, knowledge and data relating to the Corporation and/or the businesses or investments of the Corporation which may have been obtained by the Executive during the Executive’s employment by the Corporation and its subsidiaries including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices (“Confidential Information”); provided that “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or (ii) is or becomes available to the Executive on a non-confidential basis from a source that is not known to the Executive to be prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Corporation and those designated by the Corporation. The Corporation, understands, acknowledges and agrees that, notwithstanding this Section 6, the Executive may disclose the terms and conditions of this Agreement to the extent reasonably necessary to enforce this Agreement.

(b)          REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of the Corporation and/or the business of any of its subsidiaries, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Corporation to be used by the Executive only in the performance of his duties for the Corporation and shall not be removed by the Executive from the premises of the Corporation (without the written consent of the Corporation) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to the Corporation immediately upon termination of the Executive’s employment hereunder, or earlier request by the Corporation (with the Executive retaining no copies thereof nor any notes or other records relating thereto).

(c)          DEVELOPMENTS. The Executive will make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of the Corporation or any of its subsidiaries, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Corporation (collectively, “Developments”). The Executive agrees to assign and does hereby assign to the Corporation all of his right, title and interest in and to all Developments and related patents, copyrights and applications thereto. The Executive shall do all permissible things, and take all permissible action, necessary or advisable, in the Corporation’s sole discretion and at the Corporation’s expense, to cause any other person related to the Executive or an entity controlled by the Executive having an interest in a Development to assign to the Corporation all of such person’s or entity’s right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Executive agrees to cooperate fully with the Corporation at the Corporation’s expense, both during and after the termination of the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

(d)          NON-COMPETITION. During (i) the Executive’s employment with the Corporation and (ii) the Post-Employment Non-Competition Period, the Executive (A) shall not engage, anywhere within the geographical areas in which the Corporation or any of its subsidiaries is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any business which involves or relates to providing services to a Competitive Business (defined below); (B) shall not solicit or encourage any officer, executive, independent contractor, vendor or consultant of the Corporation or any of its subsidiaries to leave the employ of, or otherwise cease his relationship with, the Corporation or any of its subsidiaries; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, of the Corporation or any of its subsidiaries, which were served by any such entity during the time the Executive was employed by the Corporation. If the Executive violates any of the provisions of this Section 6(d), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Corporation, (ii) the Corporation states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Corporation that such breach has been remedied. If, at any time, the provisions of this Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6, Executive and the Corporation agree that:

“Competitive Business” shall mean (i) the inmate telephone business, (ii) the business of selling, leasing or otherwise providing law enforcement management systems, jail management systems and/or other tracking or record systems to inmate, jail or correctional facilities, (iii) the billing, collection and/or validation business within the inmate telephone industry, and/or (iv) any material line of business that the Corporation or any of its subsidiaries are engaged in on the date of termination, expiration or non-extension of the Employment Period; provided, however, that Competitive Business shall not include an organization where the activities described in (i) through (iv) do not represent a material portion of such organization’s revenues and (I) the Executive’s primary duties do not relate to such activities or (II) the Executive does not participate to a material extent in such activities; and

“Post-Employment Non-Competition Period” shall mean the one-year period immediately following the expiration or earlier termination of the Employment Period; provided that if, (A) pursuant to Section 5(b), the Executive receives two-times his annual Base Salary as contemplated by clause (A)(1) of such Section’s second sentence, then “Post-Employment Non-Competition Period” shall mean the two-year period immediately following the expiration or earlier termination of the Employment Period or (B) the Executive receives the payment described in clause (A)(2)(II) of such Section’s second sentence, then “Post-Employment Non-Competition Period” shall mean the period from the expiration or earlier termination of the Employment Period until January 1, 2009.

(e)          NON-COMPETITION IN EXPANSION MARKETS. Executive acknowledges that a valuable asset of the Corporation is the plan of the Corporation to extend and expand their business, by acquisition or otherwise, to areas of the United States of America which the Corporation does not yet serve as of the date hereof. Accordingly, during (i) the Executive’s employment with the Corporation and (ii) Post-Employment Non-Competition Period, the Executive shall not engage, anywhere in the United States of America, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any Competitive Business. If the Executive violates any of the provisions of this Section 6(e), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Corporation, (ii) the Corporation states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Corporation that such breach has been remedied. If, at any time, the provisions of this Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(f)           CONTINUING OPERATION. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 6.

(g)          LEGITIMATE BUSINESS INTERESTS. The Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Corporation.

(h)          REMEDIES. The Executive acknowledges that any violation of any of the covenants and agreements contained in this Section 6 may result in irreparable and continuing harm and damage to the Corporation which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Executive agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Corporation shall be entitled to seek: (1) entry of an injunction enjoining such violation and/or requiring the Executive to return all materials or other proprietary information of the Corporation and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Corporation and its subsidiaries from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies that are not inconsistent are cumulative.

7.            SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

8.            WAIVER. The rights and remedies of the parties to this Agreement are, to the extent not inconsistent, cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be waived, released or discharged by one party, in whole or in part, by a waiver, release or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.            BINDING AGREEMENT. This Agreement shall be binding upon the Corporation and its affiliates, and the Executive and his assigns, heirs and legal representatives. Each of the Corporation’s subsidiaries shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

10.          OTHER AGREEMENTS; INDEMNIFICATION. The Executive hereby represents that the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Corporation or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the date of this Agreement, and the Executive will not disclose to the Corporation or any subsidiary or knowingly induce the Corporation or any subsidiary to use any confidential or proprietary information or material belonging to any previous employer of the Executive or to any other person or entity. The Executive hereby indemnifies and agrees to defend and hold the Corporation and its subsidiaries harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting or arising directly from any breach of the representations and covenants contained in the immediately preceding sentence. The Executive shall be indemnified and held harmless to the fullest extent permitted by applicable law, including § 145 of the General Corporation Law of the State of Delaware, from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and the costs of investigation) resulting or arising directly or indirectly as a consequence of the Executive’s service as an officer and/or director of the Corporation or any of its subsidiaries. Such indemnification will be provided pursuant to the terms of a mutually agreeable indemnification agreement which will obligate the Corporation to pay expenses (within thirty (30) days of invoice) incurred by the Executive in connection with any matter with respect to which the Executive reasonably claims entitlement to indemnification. The Corporation shall maintain at all times during the Employment Period and for a period of no less than two (2) years thereafter, directors and officers liability insurance (including the Executive as a beneficiary) having terms not less favorable than the policies in effect on the date hereof.

11.          WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

12.          RECITALS; HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. All references herein to the word “or” shall mean “and/or.” The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

13.          TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.          GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Texas, without regard to its conflicts of laws principle; in particular, Texas substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort; provided that any controversy or claim between or among the parties hereto based on or arising under the indemnification provisions of Section 10 shall be governed by the laws of the State of Delaware. This Agreement is intended to reflect certain provisions of Internal Revenue Code Section 409A and IRS Notice 2005-1 and shall be construed in good faith compliance with those requirements. In the event any provisions of this Agreement are determined to be in conflict with the requirements of Internal Revenue Code Section 409A, IRS Notice 2005-1, or subsequent Treasury guidance, the Agreement will be administered and amended to be compliance with such requirements.

15.          ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

16.          NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties’ respective addresses as set forth opposite their signatures hereto). Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first business day after the date of deposit if transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.

17.          COMMON LAW OR OTHER DUTIES. The Executive’s and the Corporation’s duties obligations, and agreements hereunder are in addition to (and not in limitation of) any duties or obligations under common law or statute owed to the Corporation or its subsidiaries by the Executive or by the Corporation to the Executive by reason of his position as officer, director or Executive, as applicable, of the Corporation or its subsidiaries.

18.          COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied pages), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SECURUS TECHNOLOGIES, INC.

By:	/s/BRIAN SCHWARTZ
Title:	Director

Address:

Securus Technologies, Inc.
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive
27th Floor
Miami, FL 33131
Attn: Brian Schwartz
Facsimile: (305) 379-2013

/s/RICHARD FALCONE
Richard Falcone

Address:	5055 Addison Circle
Suite 412
Addison, TX 75001
Facsimile No.	(972) 277-0699

EXHIBIT A

(a)          Base Salary: The Executive shall receive, for each 12-consecutive month period beginning on the execution of this Agreement and each anniversary thereof, a rate of salary that is not less than $400,000 per year, payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive’s salary rate shall be reviewed by the Board’s Compensation Committee contemporaneously with all other Executive Officers of the Corporation (but not less frequently than once each calendar year) to determine whether an increase in the Executive’s rate of compensation is appropriate.

(b)          Bonus: A bonus program will be established. The bonus program shall be based upon mutually agreed objectives for each year. The Executive’s target bonus shall equal one hundred percent (100%) of Base Salary which shall be earned upon achievement of such objectives. The bonus program will be established as part of the Corporation’s annual forecasts each year. Such bonus program will include a reasonable and businesslike sliding scale of bonus payments established for performance below and above specified objectives. If a Change of Control (as hereinafter defined) of the Corporation occurs, Executive shall be entitled to a pro-rated bonus for the year in which such change occurred (based upon the number of months Executive was employed in such year prior to such change) if the bonus target for such year was being achieved on the date of such change (on a pro-rated basis, based upon the number of months in such year prior to such change). Any bonus payment under this paragraph (b) shall be paid in a lump sum within thirty (30) days from the date that the Executive becomes entitled to a specific bonus amount each year. As used herein the term “Change of Control” will mean the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation (or to cause a change in the effective control of the Corporation. This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(c)          Shares: The Executive will be eligible to receive an additional 9,484 shares of Class B Stock included in the Restricted Stock Plan.

(d)          Signing Bonus:             The Executive will receive a one-time payment of $485,500 upon the mutual execution of this Agreement.

(e)          Termination Bonus:   The Executive will receive a one-time payment of $460,000 within 30 days of the earlier of a Change in Control, his Separation from Service (within the meaning of Code Section 409A), or January 5, 2009, unless the Executive’s employment under this Agreement is terminated pursuant to Section 5(a) or the Executive resigns for any reason other than for a Constructive Discharge. The Executive shall return the

$460,000 to the Corporation if he fails to comply with the terms of Section 6, which shall be in addition to any injunctive or other equitable relief the Corporation may be entitled. Any payment made under this paragraph (e) shall be paid in a lump sum within 30 days after the termination of this Agreement occurs.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is dated as of September __, 2006 between Securus Technologies, Inc., a Delaware corporation (the “Corporation”), and Richard Falcone (the “Executive”). Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Securus Technologies, Inc. 2004 Restricted Stock Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Executive desire to enter into this Agreement pursuant to which the Corporation will grant to the Executive 9,484 shares of the Corporation’s Class B Common Stock, no par value per share (the “Restricted Stock”).

NOW, THEREFORE, in consideration of the Executive's employment with the Corporation, and as an inducement and incentive to the Executive to enter into a new Employment Agreement (and other good and valuable consideration receipt of which is hereby acknowledged), the Corporation hereby agrees to grant to the Executive the Restricted Stock, pursuant to the terms and subject to the conditions of the Plan and this Agreement, including a restriction period (the “Restriction Period”) and such other restrictions as are hereinafter set forth, and in connection with such purchase and sale, Corporation and the Executive agree as follows:

19.	Grant of Restricted Stock.

(a)          The Corporation hereby grants to the Executive, the Restricted Stock. The Corporation shall deliver to the Executive the certificate or certificates representing such Restricted Stock, subject to Section 4 hereof, the Restriction Period and the other restrictions contained herein and those restrictions set forth in that certain Stockholders’ Agreement (the “Closing Date”), by and among the Corporation and the investors and management stockholders named therein (the “Stockholders’ Agreement”).

(b)          In connection with the grant of the Restricted Stock hereunder, the Executive represents and warrants to the Corporation that:

(i)           The Restricted Stock to be received by the Executive pursuant to this Agreement will be for the Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Restricted Stock will not be disposed of by the Executive in contravention of the Securities Act or any applicable state securities laws or the Stockholders’ Agreement.

(ii)          The Executive is able to evaluate the risks and benefits of the Restricted Stock. The Executive is an officer of the Corporation and is an “accredited investor”

within the meaning of the Securities Act. The Executive is domiciled in, and the certificates representing the Restricted Stock will come to rest in, the State of Texas.

(iii)        The Executive acknowledges that the Restricted Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(iv)         The Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Restricted Stock and has had full access to such other information concerning the Corporation as he has requested. The Executive has also reviewed, or has had an opportunity to review, the Corporation’s certificate of incorporation, bylaws and financial statements. The Executive acknowledges and understands that (a) it is unlikely that the Corporation will pay dividends in respect of the Restricted Stock and (b) payment of dividends and distributions in respect of the Restricted Stock may be restricted by the financing documents that the Corporation may enter into and may be restricted by future agreements or instruments binding on the Corporation, its operating subsidiaries or its properties. The Executive agrees and acknowledges that no other Person has acted, is expected to act, or will act as the agent or financial advisor of such Executive in connection with making, closing or monitoring of his investments hereunder. The Executive acknowledges that he has been advised that an investment in the Restricted Stock involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity with respect to this investment and that there may be a complete loss of his investment.

(v)          This Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

(c)          The Corporation represents and warrants to the Executive that the Restricted Stock issued under this Agreement is duly and validly authorized and issued, fully paid and non-assessable and has not been issued in violation of any pre-emptive or similar right of any person or of any federal or state securities law.

20.	Corporation's Right to Purchase Stock.

(a)          Immediately following termination under any circumstances of the Executive’s employment with the Corporation or a Subsidiary, the Corporation shall have the right, but not the obligation, to purchase any or all of the shares of Restricted Stock then held by the Executive or any permitted transferee of such Restricted Stock (other than shares of Restricted Stock that are Vested Restricted Stock (as defined below) and the maximum number of shares of Restricted Stock that remain subject to the vesting provisions of Section 3(b) after such termination) by delivering written notice to the Executive and/or such transferee within ninety (90) calendar days (or, if such termination of employment occurs by reason of the Executive’s death or Disability, one hundred eighty (180) days) after such termination of employment, at the purchase price determined in accordance with Section 2(b). In addition, in the event of a Sale of the Corporation, the Corporation shall have the right, but not the obligation, to purchase on the closing date of the Sale of the Corporation any or all of the shares of Restricted Stock described in Sections 3(b) and 3(c) hereof as to which the Restriction Period has not lapsed after giving effect to such Sale of the Corporation; provided, however, that if H.I.G.-TNetix, Inc. and/or its affiliates retain capital stock in the Corporation after a Sale of the Corporation then the effectiveness of the provisions of this Section 2 granting the Corporation the right to purchase shares of Restricted Stock shall be deferred until the date that H.I.G.-TNetix and its affiliates have sold all of the capital stock in the Corporation held by such entities. As used herein, the term “Vested Restricted Stock” will mean the shares of Restricted Stock as to which the Restriction Period has lapsed in accordance with Section 3.

(b)          The purchase price to be paid by the Corporation for any shares of Restricted Stock to be purchased pursuant to Section 2(a) shall be the lesser of: (A) the fair market value of such shares of Restricted Stock as of the date the Corporation purchases such shares and (B) $.01 for each share of Restricted Stock.

(c)          If the Corporation elects to exercise its right to purchase any Restricted Stock under this Section 2, the closing of the purchase by the Corporation of the Restricted Stock shall take place no later than thirty (30) days after the exercise of such right, which time in the case of the death of the Executive may be extended to provide for probate of the Executive’s estate. On the date scheduled for such closing, the price for the shares of the Restricted Stock shall be paid by the Corporation by (i) check or checks to the record holder of such shares against delivery of a certificate or certificates representing the purchased shares in proper form for transfer or (ii) offsetting amounts outstanding under any indebtedness or obligations owed by the Executive or permitted transferees thereof to the Corporation or any affiliate thereof. In connection with such closing, such record holder shall warrant in writing to the Corporation good and marketable title to the Restricted Stock, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever except those under this Agreement and the Stockholders’ Agreement. All repurchases of the Restricted Stock by the Corporation will be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Corporation’s and any affiliate’s debt and equity financing agreements. If any such restrictions prohibit the Corporation’s purchase of the Restricted Stock pursuant to this Section 2 which the Corporation is otherwise entitled to make, the Corporation may make such purchases as soon as it is permitted to do so under such restrictions.

21.          Restriction Period. The Restriction Period applicable to all of the shares of Restricted Stock shall commence on the date of this Agreement and shall end (without duplication) as follows:

(a)          With respect to 33.34% of the total number of shares of Restricted Stock, the Restriction Period shall end as to 6.668% of the total number of shares of Restricted Stock on December 31, 2006, and as to an additional 6.668% of the total number of shares of Restricted Stock on each subsequent June 30 and December 31 during the period through and including December 31, 2008, if, except to the extent provided in Sections 3(d) and (e), as of each such date the Executive is, and has been, continuously employed by the Corporation since the date of this Agreement.

(b)          With respect to 33.33% of the total number of shares of Restricted Stock, (i) in the event of (a) a sale by H.I.G.-TNetix, Inc. and/or its affiliates of all or any portion of the capital stock of the Corporation owned by them to any entity, person or group that is not an affiliate of H.I.G.-TNetix, Inc. or (b) the receipt by H.I.G.-TNetix, Inc. and/or its affiliates of other Proceeds, (ii) the aggregate Proceeds (as defined below) to H.I.G.-TNetix, Inc. and/or its affiliates meet or exceed the applicable multiple of its Investment set forth below, and (iii) the Executive is and has remained in the continuous employ of the Corporation since the date of this Agreement to the date of such sale or receipt of such Proceeds, then the Restriction Period shall end as to the highest corresponding “Applicable Percentage” of the total number of shares of Restricted Stock set forth below:

Multiple of HIG’s Investment	Applicable Percentage
At least 2.0x but less than 3.0x	8.33%
At least 3.0x but less than 4.0x	24.99%
At least 4.0x but less than 6.0x	33.33%
At least 6.0x	41.66%

; provided that in the event of the termination of the employment of the Executive (x) without Cause (as defined in the Employment Agreement) or (y) as a result of Constructive Discharge (as defined in the Employment Agreement) or (z) as a result of the Executive’s death or because he has become disabled such that he is unable to perform the essential functions of his job with reasonable accommodation for a period of not less than fifteen (15) consecutive weeks, then upon such sale or receipt of such other Proceeds by H.I.G.-TNetix, Inc. and/or its affiliates as described above in this Section 3(b), the Restriction Period shall end as to the highest corresponding Applicable Percentage multiplied by the applicable percentage set forth in the following table:

Date of Termination of Employment	Modified Applicable Percentage
Date hereof through April 30, 2007	33.33%
May 1, 2007 through February 28, 2008	66.67%
Thereafter	100%

(c)          With respect to the remaining 33.33% of the total number of shares of Restricted Stock, the Restriction Period shall end subject to such terms and conditions as may be determined annually by the Board with the active participation and involvement of the Executive in all aspects of the process. The Corporation understands, acknowledges and agrees that the shares of Restricted Stock subject to this Section 3(c) will vest (i) based upon measurable objectives and (ii) in increments based upon achievement of specific milestones if, except to the extent provided in Sections 3(d) and (e), as of date of the achievement of each such specific milestone the Executive is, and has been, continuously employed by the Corporation since the date of this Agreement.

(d)          Upon the termination of the employment of the Executive without Cause or as a result of Constructive Discharge prior to the end of the Employment Period (as defined in the Employment Agreement), (i) the shares of Restricted Stock subject to the provisions of

Section 3(a) which have not (as of the occurrence of such termination of employment) become Vested Restricted Stock will upon such occurrence become Vested Restricted Stock and (ii) the shares of Restricted Stock subject to the provisions of Section 3(c) which are subject to vesting during the fiscal year in which such termination of employment occurs but which have not (as of the occurrence of such termination of employment) become Vested Restricted Stock will upon such occurrence become Vested Restricted Stock.

(e)          Upon the termination of the employment of the Executive as a result of the Executive’s death or because he has become disabled such that he is unable to perform the essential functions of his job with reasonable accommodation for a period of not less than fifteen (15) consecutive weeks, (i) the shares of Restricted Stock subject to the provisions of Section 3(a) which are subject to vesting on the next succeeding June 30 or December 31 will become Vested Restricted Stock on such June 30 or December 31 and (ii) the shares of Restricted Stock subject to the provisions of Section 3(c) which are subject to vesting during the fiscal year in which such termination of employment occurs but which have not (as of the occurrence of such termination of employment) become Vested Restricted Stock will upon such occurrence become Vested Restricted Stock.

(f)           Upon the occurrence of a Change of Control (as defined in the Employment Agreement) (i) the shares of Restricted Stock subject to the provisions of Section 3(a) which are not Vested Restricted Stock (as of the occurrence of such Change of Control) will upon such occurrence become Vested Restricted Stock, (ii) the shares of Restricted Stock subject to the provisions of Section 3(b) which are not Vested Restricted Stock (as of the occurrence of such Change of Control) shall be subject to the provisions of Section 2, (iii) the shares of Restricted Stock subject to the provisions of Section 3(c) that are subject to vesting during the fiscal year in which the Change of Control occurs but which have not (as of the occurrence of such Change of Control) become Vested Restricted Stock will upon such occurrence become Vested Restricted Stock will upon such occurrence become Vested Restricted Stock and (iv) the shares of Restricted Stock subject to the provisions of Section 3(c) that are subject to vesting after the fiscal year in which the Change of Control occurs shall become Vested Restricted Stock in the same proportionate percentage as the shares of Restricted Stock subject to the provision of Section 3(b) become Vested Restricted Stock; provided, that if H.I.G.-TNetix, Inc. and/or its affiliates retain capital stock in the Corporation after a Sale of the Corporation, shares of Restricted Stock held by the Executive that do not become Vested Restricted Stock following the consummation of the Sale of the Corporation will not terminate or be cancelled until the date that H.I.G.-TNetix and its affiliates have sold all of the capital stock in the Corporation held by such entities.

22.          Legends. The Executive acknowledges that all stock certificates representing shares of Restricted Stock shall bear the following legends and such other legends as may be required by law or contract unless and until the underlying Restricted Stock is no longer subject to such restrictions:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS SET FORTH IN A RESTRICTED STOCK PURCHASE AGREEMENT AND A STOCKHOLDERS’ AGREEMENT. A COPY OF SUCH AGREEMENTS MAY BE OBTAINED BY THE HOLDER HEREOF AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

The Executive shall deposit all stock certificates representing Restricted Stock subject to the Restriction Period and other restrictions contained herein with the Corporation or its designee together with a stock power endorsed in blank, to be held by Corporation or such designee until the expiration of the applicable restrictions. Upon expiration of the restrictions with respect to shares of Restricted Stock, at the request of the Executive the Corporation shall promptly deliver a certificate or certificates representing the shares of Restricted Stock as to which the restrictions have lapsed to the Executive, subject to satisfaction of any tax obligations in accordance with Section 7 hereof, and subject to Sections 2, 5, 8, 9, 11 and 13 hereof and the Stockholders’ Agreement. A stock certificate representing the shares of Restricted Stock that are not subject to restrictions on the date hereof shall be issued to the Executive, subject to satisfaction of any tax obligations in accordance with Section 7 hereof, and subject further to Section 8 hereof and the transfer restrictions set forth in the Stockholders’ Agreement.

23.          Transfer. The Executive acknowledges that prior to the expiration of the applicable portion of the Restriction Period, the applicable Restricted Stock may not be Transferred. Upon the expiration of the applicable portion of the Restriction Period, as set forth in Section 3 hereof, the restrictions on Transfer of the applicable Restricted Stock set forth above in this Section 5 shall lapse; provided however that the Restricted Stock shall be subject to the restrictions on Transfer set forth in the Stockholders’ Agreement.

24.          Voting and Dividends. The Executive shall have all voting and dividend rights if applicable of a stockholder with respect to the Restricted Stock for record dates occurring on or after the date of this Agreement and prior to the date any such shares of Restricted Stock are forfeited in accordance with this Agreement. Any dividends or distributions to the extent paid or made with respect to the Restricted Stock shall, during the Restriction Period, be deposited, together with a stock power endorsed in blank or other appropriate instrument of transfer, with the Corporation or any holder appointed pursuant to Section 4 hereof, and shall be subject to the same restrictions (including, without limitation, the Restriction Period) as the Restricted Stock and otherwise considered to be such Restricted Stock for all purposes hereunder. Upon Restricted Stock becoming Vested Restricted Stock, all dividends and distributions deposited with the Corporation with respect to such shares of Vested Restricted Stock will be delivered to the Executive, subject (in the case of dividends or distribution consisting of securities subject to the Stockholders’ Agreement) to the restrictions set forth in the Stockholders’ Agreement.

25.          Taxes. The Executive acknowledges the existence of Federal, state and local income tax and employment tax withholding obligations with respect to the Restricted Stock and agrees that such must be met. If required by applicable law, the Executive shall be required to pay such taxes, if any, to the Corporation in cash upon the expiration of the applicable Restriction Period (including any portion thereof) or such earlier dates as the Executive elects pursuant to Section 83(b) of the Code, or as of which the value of any shares of Restricted Stock first becomes includible in the Executive’s gross income for income tax purposes. If tax withholding is required by applicable law, in no event shall Restricted Stock be delivered to the Executive until he has paid to the Corporation in cash the amount of such tax required to be withheld with respect to the Restricted Stock or otherwise entered into an agreement satisfactory to the Corporation providing for payment of withholding tax. IN THE EVENT THAT THE EXECUTIVE MAKES AN EFFECTIVE ELECTION WITH THE INTERNAL REVENUE SERVICE PURSUANT TO SECTION 83(B) OF THE CODE WITH RESPECT TO ANY OR ALL OF THE RESTRICTED STOCK, THE EXECUTIVE AGREES TO NOTIFY THE CORPORATION OF SUCH ELECTION IN WRITING WITHIN THIRTY (30) DAYS OF SUCH ELECTION.

26.          Stockholders’ Agreement. The Executive acknowledges that the shares of Restricted Stock received by him under this Agreement shall be subject to the Stockholders’ Agreement, and such shares of Restricted Stock (or any right or interest in such shares) cannot be Transferred except as permitted by the Stockholders’ Agreement. On the date hereof, the Executive is bound by the terms and conditions of the Stockholders’ Agreement with respect to the Restricted Stock and any other shares of capital stock of the Corporation purchased or received by him.

27.          No Obligations of Employment. This Agreement shall not confer upon the Executive any express or implied right to be retained in the service of the Corporation or a Subsidiary for any period or at all, nor restrict in any way the right of the Corporation or any Subsidiary, which is hereby expressly reserved, to terminate his employment at any time with or without cause.

28.          Forfeiture. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a breach by the Executive of (i) any of the covenants and agreements of the Executive set forth in Section 6(a) of the Employment Agreement (Confidential Information) and such breach has a materially adverse effect on the Corporation or (ii) any of the other covenants and agreements of the Executive set forth in Sections 6(d) and (e) of the Employment Agreement (Non-Competition; Non-Competition in Expansion Markets), then all of the Restricted Stock then held by the Executive (whether or not then subject to the Restriction Period) will be immediately and unconditionally forfeited and revert to Corporation, without any action required by the Executive or the Corporation.

29.          Delivery of Agreement. The purchase of Restricted Stock set forth in this Agreement shall be subject to cancellation by the Corporation unless (i) within ten (10) days of the date hereof the Executive delivers or mails to the Corporation a copy of this Agreement, duly executed by the Executive, and (ii) within thirty (30) days of the date hereof the Executive delivers or mails to the Corporation or its designee the stock certificates for the Restricted Stock that is subject to the Restriction Period on the date hereof together with stock powers endorsed by the Executive in blank, or other appropriate instruments of transfer.

30.          Government Regulations. This Agreement and the obligation of the Corporation to transfer shares of Restricted Stock hereunder shall be subject to all applicable Federal and state laws, rules and regulations and any regulation, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Corporation’s board of directors shall, in its discretion, determine to be necessary or applicable in all respects. If at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of shares of Stock upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Corporation shall not be required to issue or deliver any certificates for shares of Stock unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Corporation.

31.	Definitions.

“Investment” means the aggregate amount of any equity contributions made by H.I.G.-TNetix, Inc. and/or its affiliates in the Corporation.

“Sale of the Corporation” has the meaning set forth in the Stockholders’ Agreement.

“Proceeds” means the proceeds that consist of cash and cash equivalents paid to H.I.G.-TNetix, Inc. and/or its affiliates, (i) including without limitation (1) all fees, payments and distributions paid by the Corporation and/or its subsidiaries to H.I.G.-TNetix, Inc. and/or the affiliates of H.I.G.-TNetix, Inc. (other than reimbursements for out of pocket expenses paid by H.I.G.-TNetix, Inc. or its affiliates on behalf of the Corporation) and (2) all amounts realized by H.I.G. TNetix, Inc. and/or its affiliates, directly or indirectly, with respect to the Investment, will be included (regardless of the nature of the payment (e.g., dividend, fee for services, proceeds from sale of stock, etc.)), but (ii) excluding all amounts used to repay any principal, interest, fees or other out of pocket expenses relating to indebtedness of the Corporation; provided that if, at any time after the Corporation’s initial public offering of common stock (the “IPO”), H.I.G.-TNetix, Inc. distributes to its affiliates such common stock in the Corporation then H.I.G.-TNetix, Inc. shall be deemed to have received Proceeds equal to the product of (x) the number of shares of common stock so distributed multiplied by (y) the average closing price per share of the Corporation’s publicly-traded common stock over the five (5) consecutive trading days immediately preceding the date of such distribution; provided further, that if, at any time prior to the Corporation’s IPO, H.I.G.-TNetix, Inc. distributes to its affiliates capital stock in the Corporation then the Corporation and the Executive shall mutually agree as to any adjustments to this Agreement as shall be necessitated by such distribution.

“Transfer” means to pledge, assign, encumber, sell, contract to sell, lend, make any short sale of, grant any option, right or warrant for the purchase of, or otherwise transfer or dispose of, directly or indirectly (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings, including, without limitation, bankruptcy), any Restricted Stock or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Stock.

32.          Notice. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing and if and when sent by certified or registered mail, with postage prepaid, if to the Executive, to the Executive’s residence (as noted in the Corporation’s records), or, if to the Corporation, to the Corporation’s principal office, as the case may be.

33.          Amendment. This Agreement may be amended by the Corporation without the consent of the Executive, provided that such amendment would not materially impair any previously accrued rights of the Executive under this Agreement.

34.          Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

35.          Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware applicable to contracts executed and to be performed entirely within such state, without regard to the conflict of law provisions thereof.

36.          Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of the Executive, the estate, heirs, executors, legatees, administrators, and personal representatives thereof. Each of the parties hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

37.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

                IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement as of the date first above written.

SECURUS TECHNOLOGIES, INC.

By:	/s/BRIAN SCHWARTZ
Title:	Director

/s/RICHARD FALCONE
Richard Falcone